HLP0410

CHANGE IN TERMS AGREEMENT

Principal	Loan Date	Maturity	Loan No	Call / Coll	Account	Officer	Initials
$10,000,000.00	02-01-2021	03-31-2022	50024616	203	122423-01	506	

References in the boxes above are for Lender's use only and do not limit the applicability of this document to any particular loan or item. Any item above containing "***" has been omitted due to text length limitations.

Borrower: RED TRAIL ENERGY, LLC
PO BOX 11
RICHARDTON, ND 58652

Lender: Cornerstone Bank
Fargo Main Office
2280 45th St S
Fargo, ND 58104

Principal Amount: $10,000,000.00 **Date of Agreement: February 3, 2022**

DESCRIPTION OF EXISTING INDEBTEDNESS. Promissory Note dated February 1, 2021 in the original principal amount of $10,000,000.00 with a current principal balance of $0.00.

DESCRIPTION OF COLLATERAL. The collateral described in a Security Agreement date January 22, 2020 as well as all Security Agreements executed prior, concurrently or subsequent to this Note.

DESCRIPTION OF CHANGE IN TERMS.

1. EXTENSION OF MATURITY DATE. The maturity date of the Promissory Note shall be extended from January 31, 2022 to March 31, 2022. Monthly payments of all accrued unpaid interest shall continue to be due monthly beginning March 1, 2022.

CONTINUING VALIDITY. Except as expressly changed by this Agreement, the terms of the original obligation or obligations, including all agreements evidenced or securing the obligation(s), remain unchanged and in full force and effect. Consent by Lender to this Agreement does not waive Lender's right to strict performance of the obligation(s) as changed, nor obligate Lender to make any future change in terms. Nothing in this Agreement will constitute a satisfaction of the obligation(s). It is the intention of Lender to retain as liable parties all makers and endorsers of the original obligation(s), including accommodation parties, unless a party is expressly released by Lender in writing. Any maker or endorser, including accommodation makers, will not be released by virtue of this Agreement. If any person who signed the original obligation does not sign this Agreement below, then all persons signing below acknowledge that this Agreement is given conditionally, based on the representation to Lender that the non-signing party consents to the changes and provisions of this Agreement or otherwise will not be released by it. This waiver applies not only to any initial extension, modification or release, but also to all such subsequent actions.

PRIOR TO SIGNING THIS AGREEMENT, BORROWER READ AND UNDERSTOOD ALL THE PROVISIONS OF THIS AGREEMENT. BORROWER AGREES TO THE TERMS OF THE AGREEMENT.

BORROWER:

RED TRAIL ENERGY, LLC

By: Jodi Johnson Signed: Feb 02, 2022 3:56 PM CST
JODI M JOHNSON, Chief Financial Officer of RED TRAIL ENERGY, LLC

By: GERALD M BACHMEIER Signed: Feb 02, 2022 3:49 PM CST
GERALD M BACHMEIER, Chief Executive Officer of RED TRAIL ENERGY, LLC

By: RONALD D ABERLE Signed: Feb 03, 2022 7:10 AM CST
RONALD D ABERLE, Independent Governor of RED TRAIL ENERGY, LLC

LaserPro, Ver. 21.2.0.029 Copr. Finastra USA Corporation 1997, 2022. All Rights Reserved. - ND C:\apps\CFI\LPL\D20C.FC TR-35364 PR-10